Exhibit 99.1

Worthington Industries Announces Inventory Write-down and Declares Quarterly Dividend

COLUMBUS, Ohio--(BUSINESS WIRE)--December 3, 2008--Worthington Industries, Inc. (NYSE:WOR) announced that end market weakness and the speed and severity of the recent decline in steel pricing has left it with inventory in excess of reduced demand while market values for that inventory have plummeted. As a result, it will be writing down the value of its inventory by approximately $100 million (pre-tax) as of the end of its second quarter, which ended November 30, 2008.

“We have been reducing our inventories and generating cash, but the current global economic crisis has dramatically slowed demand in our markets, particularly automotive and construction, making this action necessary,” said John P. McConnell, Chairman and CEO. “We have been focused on reducing costs and transforming our business model for several quarters now and will become even more aggressive in response to current conditions. We are further broadening our cost cutting efforts, including closing facilities and reducing headcount and hours; accelerating our Transformation initiatives; selling non-core assets; and taking steps to reduce cash requirements and maintain liquidity. We are taking aggressive actions now, rather than later, which are intended to position us to effectively compete and succeed in the current economic environment,” concluded McConnell.

After reviewing current and expected cost reduction efforts, the current rate of cash generation and other relevant factors, effective December 3, 2008, the board of directors declared a regular quarterly dividend of $0.17 per share, payable on December 29, 2008, to shareholders of record December 15, 2008. Management and the board believe that the dividend plays a significant role in delivering on the Worthington philosophy of returning money to its shareholders, and the company is proud that this payment marks the 164th consecutive quarter that Worthington has paid a dividend since it became a public company in 1968. During a period of unprecedented economic uncertainty, it is important for investors to remember that the board of directors evaluates all relevant factors each quarter and makes a decision regarding the sustainability of the current dividend. Ultimately, while continuing the regular dividend is the goal, it should not be construed as a commitment.

Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America’s premier value-added steel processor and a leader in manufactured metal products such as metal framing, metal ceiling grid systems, pressure cylinders, automotive past model service stampings and laser welded blanks. The company employs approximately 8,000 people and operates 68 facilities in 10 countries.

Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company’s foundation.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the company relating to future or expected demand, performance, sales, operating results, earnings or cash generation; pricing and pricing trends for raw materials and finished goods, and the impact of pricing changes; anticipated capital expenditures and asset sales; projected timing, results, costs, charges and expenditures related to facility dispositions, shutdowns and consolidations; expected inventory write-downs, inventory values or inventory reductions; expectations for company and customer inventories, jobs, orders and overall demand; expectations for the economy and markets; timing and expected benefits from Transformation plans, plant closings, workforce reductions, cost reduction efforts and other new initiatives; expectations for improvements in efficiencies; expectations for improving margins and increasing shareholder value; and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, product demand and pricing; changes in product mix, product substitution and market acceptance of the company’s products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of consolidation and other changes within the steel, automotive, construction and related industries; failure to maintain appropriate levels of inventories; the ability to realize targeted expense reductions such as head count reductions, facility closures and other expense reductions; the ability to realize other cost savings and operational efficiencies and improvements on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies therefrom; capacity levels and efficiencies within facilities and within the industry as a whole; financial difficulties (including bankruptcy filings) of customers, suppliers, joint venture partners and others with whom the company does business; the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of disruption in business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, and foreign currency exposure; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; adverse claims experience with respect to workers compensation, product recalls or liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the company in the application of its significant accounting policies; level of imports and import prices in the company’s markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad; and other risks described from time to time in the company’s filings with the United States Securities and Exchange Commission.

CONTACT:
Worthington Industries, Inc.
Media Contact
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications
E-mail: cmlyttle@WorthingtonIndustries.com
or
Investor Contact
Allison M. Sanders, 614-840-3133
Director, Investor Relations
E-mail: asanders@WorthingtonIndustries.com
or
www.WorthingtonIndustries.com